                                                                   EXHIBIT 99(b)


                         INDEX TO FINANCIAL INFORMATION

                                                                    Page
                                                                    ----

Consolidated Financial Statements                                    58

Notes to Consolidated Financial Statements                           62

Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                          64

BANKNORTH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

                                                                                        March 31, 2000    December 31,1999
                                                                                        --------------    ----------------
ASSETS                                                                                   (Unaudited)
Cash and due from banks                                                                 $    471,154       $    546,816
Federal funds sold and other short term investments                                           76,666            229,579
Securities available for sale, at market value                                             6,156,348          6,316,031
Securities held to maturity (fair value of $524,535 and $535,605 at March 31, 2000
   and December 31, 1999, respectively)                                                      536,889            557,151
Loans held for sale                                                                           27,641             82,318
Loans and leases:
   Residential real estate mortgages                                                       2,317,181          2,270,417
   Commercial real estate mortgages                                                        2,742,298          2,696,317
   Commercial business loans and leases                                                    2,056,369          1,924,201
   Consumer loans and leases                                                               3,107,595          2,963,721
                                                                                        ------------       ------------
                                                                                          10,223,443          9,854,656
   Less:  Allowance for loan and lease losses                                                155,078            155,048
                                                                                        ------------       ------------
              Net loans and leases                                                        10,068,365          9,699,608
Premises and equipment                                                                       192,330            192,540
Goodwill and other intangibles                                                               179,180            184,381
Mortgage servicing rights                                                                     44,780             52,724
Bank-owned life insurance                                                                    293,883            288,783
Other assets                                                                                 375,656            358,333
                                                                                        ------------       ------------
                                                                                        $ 18,422,892       $ 18,508,264
                                                                                        ============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Regular savings                                                                      $  1,574,833       $  1,567,776
   Money market and NOW accounts                                                           3,737,794          3,698,934
   Certificates of deposit                                                                 4,569,159          4,448,229
   Brokered deposits                                                                         124,169            173,798
   Demand deposits                                                                         1,863,028          1,821,764
                                                                                        ------------       ------------
        Total deposits                                                                    11,868,983         11,710,501
Federal funds purchased and securities sold under repurchase agreements                    1,142,710          1,302,821
Borrowings from the Federal Home Loan Bank of Boston                                       3,952,265          3,997,819
Other borrowings                                                                              27,612             66,838
Other liabilities                                                                            133,429            139,236
                                                                                        ------------       ------------
        Total liabilities                                                                 17,124,999         17,217,215
                                                                                        ------------       ------------

Company obligated, mandatory redeemable securities of subsidiary trusts                       98,775             98,775
        holding solely parent junior subordinated debentures

Shareholders' Equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized,
        none issued)                                                                              --                 --
Common stock (par value $0.01 per share, 200,000,000 shares authorized,
       149,623,201 and 149,623,204 shares issued)                                              1,496              1,496
Paid-in capital                                                                              617,885            617,523
Retained earnings                                                                            817,193            787,238
Unamortized employee restricted stock                                                           (890)              (992)
Unearned compensation                                                                         (1,606)            (1,759)
Accumulated other comprehensive income (loss)                                               (141,976)          (125,394)
Treasury stock, at cost (5,281,903 shares and 4,649,306 shares)                              (92,984)           (85,838)
                                                                                        ------------       ------------
Total shareholders' equity                                                                 1,199,118          1,192,274
                                                                                        ------------       ------------
                                                                                        $ 18,422,892       $ 18,508,264
                                                                                        ============       ============

See accompanying Notes to Consolidated Financial Statements.

BANKNORTH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data) (Unaudited)

                                                                    Three Months
                                                                  Ended March 31,
                                                         ---------------------------------
                                                             2000                 1999
                                                         -------------       -------------
Interest and dividend income:
   Interest on loans and leases                          $     210,581       $     214,893
   Interest and dividends on securities                        114,812              73,213
                                                         -------------       -------------
      Total interest and dividend income                       325,393             288,106

Interest expense:
   Interest on deposits                                         94,738              95,389
   Interest on borrowed funds                                   75,482              41,677
                                                         -------------       -------------
      Total interest expense                                   170,220             137,066

      Net interest income                                      155,173             151,040
Provision for loan and lease losses                              5,068               5,565
                                                         -------------       -------------
      Net interest income after provision
              for loan and lease losses                        150,105             145,475

Noninterest income:
   Customer services                                            18,636              14,629
   Mortgage banking services                                     3,657               5,529
   Insurance commissions                                         5,279               5,282
   Trust services                                                8,660               8,300
   Investment advisory services                                  1,818               1,011
   Bank-owned life insurance income                              5,100               2,847
   Merchant and card product income                              3,324               2,288
   Net securities gains                                            (13)                243
   Other noninterest income                                      3,707               3,232
                                                         -------------       -------------
                                                                50,168              43,361
Noninterest expenses:
   Salaries and employee benefits                               59,861              56,945
   Data processing                                               8,767              10,092
   Occupancy                                                    11,104               9,988
   Equipment                                                     7,775               6,883
   Distributions on securities of subsidiary trusts              2,347               2,775
   Amortization of goodwill and other intangibles                5,201               5,132
   Special charges                                               5,337              31,831
   Other noninterest expenses                                   24,955              22,295
                                                         -------------       -------------
                                                               125,347             145,941

Income before income tax expense                                74,926              42,895
Applicable income tax expense                                   25,026              15,947
                                                         -------------       -------------
      Net income                                         $      49,900       $      26,948
                                                         =============       =============

Weighted average shares outstanding:
      Basic                                                144,372,462         146,049,573
      Diluted                                              145,226,682         148,037,961
Earnings per share:
      Basic                                                      $0.35               $0.18
      Diluted                                                    $0.34                0.18


See accompanying Notes to Consolidated Financial Statements.

BANKNORTH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands)
(Unaudited)

                                                                                              Accumulated
                                                                                     Unearned     Other
                                                      Par     Paid-in     Retained    Compen- Comprehensive  Treasury
                                                     Value    Capital     Earnings    sation  Income (Loss)    Stock       Total
                                                    --------------------------------------------------------------------------------
Balances at December 31, 1999                        $1,496   $617,523    $787,238    ($2,751)  ($125,394)   ($85,838)   $1,192,274

Net income                                               --         --      49,900         --          --          --        49,900
Unrealized losses on securities, net of
   reclassification adjustment                           --         --          --         --     (16,582)         --       (16,582)
                                                                                                                        -----------
        Comprehensive income                                                                                                 33,318
                                                                                                                        -----------

Common stock issued for employee benefit plans           --         --      (2,644)        --          --       5,197         2,553

Treasury stock purchased                                 --         --          --         --          --     (12,343)      (12,343)

Decrease in unearned compensation                        --        225          --        153          --          --           378

Issuance of restricted stock units under directors'
  deferred compensation plan, net                        --        132          --         --          --          --           132

Amortization of executive restricted stock               --          5          --        102          --          --           107

Cash dividends                                           --         --     (17,301)        --        --            --       (17,301)
                                                    --------------------------------------------------------------------------------
Balances at March 31, 2000                           $1,496   $617,885    $817,193    ($2,496)  ($141,976)   ($92,984)   $1,199,118
                                                    ===============================================================================


Balances at December 31, 1998                        $1,496   $618,624    $669,357    ($3,756)     $1,858    ($65,189)   $1,222,390

Net income                                               --         --      26,948         --          --          --        26,948
Unrealized losses on securities net of
    reclassification adjustment                          --         --          --         --      (1,048)         --        (1,048)
                                                                                                                         ----------
          Comprehensive income                           --         --          --         --          --          --        25,900
                                                                                                                         ----------

Premium on repurchase of trust preferred securities      --     (2,761)         --         --          --          --        (2,761)

Common stock issued for employee benefit plans           --         --      (2,216)        --          --       6,215         3,999

Issuance of restricted stock units under directors'
  deferred compensation plan, net                        --        144          --         --          --          --           144

Amortization of executive restricted stock               --       (560)         --        412          --          --          (148)

Decrease in unearned compensation                        --        244          --        241          --          --           485

Payment of fractional shares                             --         (2)         --         --          --          --            (2)

Cash dividends                                           --         --     (20,364)        --          --          --       (20,364)
                                                    -------------------------------------------------------------------------------

Balances at March 31, 1999                           $1,496   $615,689    $673,725    ($3,103)       $810    ($58,974)   $1,229,643
                                                    ===============================================================================


See accompanying Notes to Consolidated Financial Statements.

BANKNORTH GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)                                                                                          Three Months Ended March 31,
                                                                                                     ----------------------------
                                                                                                        2000            1999
                                                                                                     ------------    ------------
Cash flows from operating activities:
   Net income                                                                                       $    49,900     $    26,948
   Adjustments to reconcile net income to net cash provided by operating activities:
           Provision for loan and lease losses                                                            5,068           5,565
           Depreciation                                                                                   6,862           6,398
           Amortization of goodwill and other intangibles                                                 5,201           5,132
           Net (decrease) increase in net deferred tax liabilities                                       10,090            (816)
           ESOP and restricted stock expense                                                                378             485
          Amortization of employee restricted stock                                                         107            (148)
           Issuance of restricted stock units                                                               132             144
           Net gains realized from sales of securities and consumer loans                                   433           1,922
           Net (gains) losses realized from sales of loans held for sale (a component  of
                 mortgage banking services)                                                                  38            (888)
           Earnings from bank owned life insurance                                                       (5,100)         (2,847)
           Net (increase) decrease in mortgage servicing rights                                           7,944          (4,871)
           Proceeds from sales of loans held for sale                                                    62,718         575,929
           Residential loans originated and purchased for sale                                           (8,079)       (343,492)
           Net decrease (increase) in interest and dividends receivable and other assets                (18,078)           (326)
           Net increase (decrease) in other liabilities                                                  (5,807)        (25,409)
                                                                                                    -----------     -----------
Net cash provided (used) by operating activities                                                    $   111,807     $   243,726
                                                                                                    -----------     -----------
Cash flows from investing activities:
   Proceeds from sales of securities available for sale                                                  24,507          29,035
   Proceeds from maturities and principal repayments of securities available for sale                   225,025         522,667
   Purchases of securities available for sale                                                          (115,904)     (1,460,116)
   Proceeds from maturities and principal repayments of securities held to maturity                      20,283           1,112
   Purchase of securities held to maturity                                                                 --              --
   Net (increase) decrease in loans and leases                                                         (374,141)         19,443
   Purchase of bank owned life insurance                                                                   --          (150,000)
   Net additions to premises and equipment                                                               (6,652)         (5,411)
                                                                                                    -----------     -----------
Net cash provided (used) by investing activities                                                    $  (226,882)    $(1,043,270)
                                                                                                    -----------     -----------
Cash flows from financing activities:
   Net (decrease) increase in deposits                                                                  158,482        (226,047)
   Net increase (decrease) in securities sold under repurchase agreements                              (191,111)        (75,340)
   Proceeds from Federal Home Loan Bank of Boston borrowings                                          2,944,300       1,135,000
   Payments on Federal Home Loan Bank of Boston borrowings                                           (2,989,854)       (191,364)
   Net increase (decrease) in other borrowings                                                          (39,226)        (31,647)
   Repurchase of trust preferred securities                                                                --           (32,761)
   Issuance of stock                                                                                      2,553           3,997
   Purchase of treasury stock                                                                           (12,343)           --
   Dividends paid                                                                                       (17,301)        (16,188)
                                                                                                    -----------     -----------
Net cash provided (used) by financing activities                                                    $  (144,500)    $   565,650
                                                                                                    -----------     -----------
Increase (decrease) in cash and cash equivalents                                                    $  (259,575)    $  (233,894)
   Cash and cash equivalents at beginning of period                                                     776,395         838,594
                                                                                                    -----------     -----------
   Cash and cash equivalents at end of period                                                       $   516,820     $   604,700
                                                                                                    ===========     ===========
For the three months ended March 31, 2000 and 1999, interest of $171,330 and $136,190 and income taxes of $10,276 and $6,645 were paid, respectively


See accompanying Notes to Consolidated Financial Statements.

                     BANKNORTH GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                 (IN THOUSANDS)
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Banknorth Group, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles and predominant practices within the banking industry. The Company has not changed its accounting and reporting policies from those disclosed in its restated audited financial statements. See page 31.

On May 10, 2000, Peoples Heritage Financial Group, Inc. ("the Company") completed the acquisition of Banknorth Group, Inc. ("Banknorth"), which was accounted for under the pooling-of-interests method. The Company changed its name to Banknorth Group, Inc. as a result of the merger. The consolidated financial statements of the Company have been restated to reflect the acquisition at the beginning of each period presented. At December 31, 1999, Banknorth had total assets of $4.6 billion and total shareholders' equity of $341 million.

In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated financial statements have been included. The results of operations and other data for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 2000. Certain amounts in the prior periods have been reclassified to conform to the current presentation.

NOTE 2 - OTHER COMPREHENSIVE INCOME (LOSS)

The components of total comprehensive income for the Company are net income and unrealized gains (losses) on securities available for sale, net of tax. The following is a reconciliation of comprehensive income for the three months ended March 31, 2000 and 1999.

                                                                               Three Months Ended
                                                                                    March 31,
                                                                              ---------------------
                                                                                2000        1999
                                                                              --------     --------
Net income                                                                    $ 49,900     $ 26,948
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available for sale securities:
               Unrealized holding gains (losses) arising during the period     (16,571)        (890)
Less:  reclassification adjustment for gains included in net income                 11          158
                                                                              --------     --------
Other comprehensive income, net                                                (16,582)      (1,048)
                                                                              --------     --------
Comprehensive income                                                          $ 33,318     $ 25,900
                                                                              ========     ========

NOTE 3 - EARNINGS PER SHARE

The computations of basic and diluted net income per share and weighted average shares outstanding follow (dollars in thousands, except per share amounts)

                                             Three Months Ended
                                                  March 31,
                                        ---------------------------
                                            2000           1999
                                        -----------     -----------
Net income                             $     49,900    $     26,948
                                        ===========     ===========
Weighted average shares outstanding
  Basic                                 144,372,462     146,049,573
    Effect of dilutive securities:
      Stock options                         854,221       1,988,388
                                        -----------     -----------
  Diluted                               145,226,682     148,037,961
                                        ===========     ===========
Net income per share:
  Basic                                       $0.35           $0.18
  Diluted                                      0.34            0.18


NOTE 4 - COMPLETED ACQUISITION

On May 10, 2000, Peoples Heritage Financial Group, Inc. completed the acquisition of Banknorth which was effected by means of the merger of Banknorth with and into the Company. The Company changed its name to "Banknorth Group, Inc." as a result of the merger. As a result of the merger and the change in the name of the Company, the Company's symbol on the Nasdaq stock market is now BKNG. Upon consummation of the merger, each share of Banknorth common stock outstanding was automatically converted into the right to receive 1.825 shares of Company common stock, including each attached right issued pursuant to the Company's shareholder rights plan (collectively, the "Common Stock"), with cash in lieu of fractional share interests. Approximately 42.9 million shares were issued or are issuable in connection with the merger. The financial statements included herein have been restated to reflect the consummation of the merger at the beginning of each period presented.

BANKNORTH GROUP, INC. AND SUBSIDIARIES
(FORMERLY PEOPLES HERITAGE FINANCIAL GROUP, INC.)

MANAGEMENT'S DISCUSSION AND ANALYSIS

SUMMARY

Banknorth Group, Inc. (the "Company"), formerly Peoples Heritage Financial Group, Inc., reported consolidated net income of $49.9 million, or $0.34 per diluted share, for the first quarter of 2000. This compares with $26.9 million, or $0.18 per diluted share, for the first quarter of 1999. Special charges recorded in the first quarter of 2000 consisted of $5.3 million ($3.6 million net of tax) of restructuring costs related primarily to branch closings and merger-related charges. Special charges of $31.8 million ($23.2 million net of tax) were recorded in the first quarter of 1999 and consisted of $24.4 million of merger-related charges and $7.4 million of costs to discontinue the Company's correspondent mortgage business. (See Table 5 for more information related to special charges.)

Excluding the impact of special charges, the Company's operating income for the first quarter of 2000 was $53.5 million, or $0.37 per diluted share, and return on average equity ("ROE") and return on average assets (" ROA") were 17.96% and 1.17%, respectively. Operating income for the first quarter of 1999 was $50.1 million, or $0.34 per diluted share, and ROE and ROA were 16.87% and 1.23%, respectively. Operating results for the first quarter of 2000 represent a 9% increase in diluted earnings per share from the comparable period last year.

The improved operating results for the first quarter of 2000 over the first quarter of 1999 were largely due to growth in earning assets levels and fee income. Noninterest income increased 16% compared to the first quarter of 1999. The growth in noninterest income was primarily due to a $4.0 million increase in customer service income, a $2.3 million increase in income on bank owned life insurance and an increase in investment advisory services income of $807 thousand. The efficiency ratio (noninterest expense excluding distributions on securities of subsidiary trust and special charges, as a percentage of net interest income and noninterest income, excluding net securities gains) was 57.30% in the first quarter of 2000 compared to 57.34% in the comparable period last year. Selected quarterly data, ratios and per share data, both as reported and on an operating basis, are provided in Table 1.

TABLE 1 - Selected Quarterly Data
(Dollars in thousands, except per share data)

                                                                2000            1999       1999           1999         1999
                                                               First           Fourth      Third         Second        First
                                                            ------------  ------------------------------------------------------
Net interest income                                            $155,173        $159,861   $160,000       $153,328      $151,040
Provision for loan and lease losses                               5,068           6,005      6,165          5,840         5,565
                                                            ------------  ------------------------------------------------------
Net interest income after loan and lease loss provision         150,105         153,856    153,835        147,488       145,475

Noninterest income (excluding securities transactions)           50,181          49,910     47,771         50,340        43,118
Net securities gains                                                (13)              -          9            403           243
Noninterest expenses (excluding special charges)                120,010         121,183    117,209        117,637       114,110
Special charges (1)                                               5,337          (3,889)         -             60        31,831
                                                            ------------  ------------------------------------------------------
Income before income taxes                                       74,926          86,472     84,406         80,534        42,895
Income tax expense                                               25,026          27,637     28,132         25,633        15,947
                                                            ------------  ------------------------------------------------------
Net income                                                     $ 49,900        $ 58,835   $ 56,274       $ 54,901      $ 26,948
                                                            ============  ======================================================
Earnings per share:
Basic                                                             $0.35           $0.41      $0.39          $0.37         $0.18
Diluted                                                            0.34            0.40       0.38           0.37          0.18

Operating earnings per share (excluding special charges):
Basic                                                             $0.37           $0.39      $0.39          $0.37         $0.34
Diluted                                                            0.37            0.39       0.38           0.37          0.34

Return on average assets (2)                                      1.10%           1.28%      1.23%          1.26%         0.66%
Return on average equity (2)                                     16.75%          19.64%     18.77%         17.89%         9.06%

Operating ratios:
Return on average assets (excluding special charges) (2)          1.17%           1.22%      1.23%          1.27%         1.23%
Return on average equity (excluding special charges) (2)         17.96%          18.84%     18.77%         17.91%        16.87%

Efficiency ratio (3)                                             57.30%          56.65%     55.28%         56.59%        57.34%

Non-operating items, net of related income tax effect (1)        $3,577         ($2,389)        $0            $40       $23,205


(1) Non-operating items consists of merger-related expenses and, in the first quarter of 1999, one-time charges related to the discontinuance of the Company's correspondent mortgage business.

(2)  Annualized.

(3) Represents operating expenses, excluding distributions on securities of subsidiary trusts and special charges, as a percentage of net interest income and noninterest income, excluding net securities gains.

RESULTS OF OPERATIONS

NET INTEREST INCOME

The Company's fully taxable equivalent net interest income in the first quarter of 2000 increased $4.4 million compared to the first quarter of 1999. The increase was primarily attributable to increased levels of average earning assets, which were offset in part by lower net interest margins. Commercial real estate, commercial business and consumer loans all experienced significant growth while residential real estate loans declined. Average residential real estate loans declined largely due to the Company's discontinuance of the correspondent mortgage business and the securitization of $633 million of residential loans into a real estate investment conduit ("REMIC"), which are now classified as securities held to maturity. Average securities increased due primarily to this securitization and additional investments in agency mortgage-backed securities. The Company's net interest margin was 3.72% for the first quarter of 2000 compared to 4.03% for the comparable quarter of 1999. The lower margin was due largely to increased levels of securities as a percent of total assets (37% in the first quarter of 2000 compared to 29% in the first quarter of 1999), purchases of bank owned life insurance (the earnings from which are recorded as noninterest income) and an increase in average borrowings as a percent of total average interest-bearing liabilities (35% in the first quarter of 2000 compared to 25% in the first quarter of 1999). Table 2 shows quarterly average balances, net interest income by category and rates for the first quarter of 2000 and for each quarter in 1999. Table 3 shows the changes in fully taxable equivalent net interest income by category due to changes in rate and volume. See also "Asset-Liability Management" below.

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin (net interest income divided by average interest-earning assets). For purposes of the tables and the following discussion, (i) income from interest-earning assets and net interest income is presented on a fully-taxable equivalent basis primarily by adjusting income and yields earned on tax-exempt interest received on loans to qualifying borrowers and on certain of the Company's securities to make them equivalent to income and yields earned on fully-taxable investments, assuming a federal income tax rate of 35%, and (ii) nonaccrual loans have been included in the appropriate average balance loan category, but unpaid interest on nonaccrual loans has not been included for purposes of determining interest income. Average balances are based on average daily balances during the indicated periods.

TABLE 2 - Average Balances, Yields and Rates
(Dollars in thousands)

                                                                2000 First Quarter                       1999 Fourth Quarter
                                                        -----------------------------------     ------------------------------------
                                                                                     Yield/                                 Yield/
                                                          Average Balance  Interest Rate(1)      Average Balance Interest   Rate(1)
                                                        ------------------------------------    ------------------------------------
Loans and leases (2):
  Residential real estate mortgages                         $ 2,337,127    $ 43,536  7.45%          $ 2,356,697  $ 43,190    7.33%
  Commercial real estate mortgages                            2,731,631      60,698  8.94%            2,695,579    60,710    8.94%
  Commercial loans and leases                                 1,952,209      43,019  8.86%            1,865,582    40,957    8.71%
  Consumer loans and leases                                   3,036,234      64,193  8.50%            2,908,574    63,008    8.59%
                                                       -----------------------------           ---------------------------
     Total loans and leases                                  10,057,201     211,446  8.45%            9,826,432   207,865    8.39%
Securities                                                    6,783,530     114,163  6.74%            7,030,811   115,643    6.58%
Federal funds sold and other short term investments              79,032       1,091  5.55%               80,898     1,208    5.92%
                                                       -----------------------------           ---------------------------
   Total earning assets                                      16,919,763     326,700  7.75%           16,938,141   324,716    7.61%
Nonearning assets                                             1,393,153 ------------                  1,362,000 ----------
                                                       -----------------                       -----------------
   Total assets                                             $18,312,916                             $18,300,141
                                                       =================                       =================
Interest-bearing deposits:
  Regular savings                                           $ 1,561,943       8,176  2.11%          $ 1,604,451     8,427    2.08%
  NOW and money market accounts                               3,639,746      27,701  3.06%            3,644,631    26,356    2.87%
  Certificates of deposit                                     4,505,049      56,716  5.06%            4,511,629    56,058    4.93%
  Brokered deposits                                             131,218       2,144  6.57%              143,328     2,062    5.71%
                                                       -----------------------------           ---------------------------
    Total interest-bearing deposits                           9,837,956      94,737  3.87%            9,904,039    92,903    3.72%
Borrowed funds                                                5,262,911      75,483  5.77%            5,142,011    70,522    5.44%
                                                       -----------------------------           ---------------------------
    Total interest-bearing liabilities                       15,100,867     170,220  4.53%           15,046,050   163,425    4.31%
Non-interest bearing deposits                                 1,798,107 ------------                  1,861,423 ----------
Other liabilities                                               117,311                                 105,295
Securities of subsidiary trusts                                  98,775                                  98,775
Shareholders' equity                                          1,197,856                               1,188,598
                                                       -----------------                       -----------------
   Total liabilities and shareholders' equity               $18,312,916                             $18,300,141
                                                       =================                       =================

Net earning assets                                          $ 1,818,896                             $ 1,892,091
                                                       =================                       =================

Net interest income (fully-taxable equivalent)                              156,480                               161,291
Less: fully-taxable equivalent adjustments                                   (1,307)                               (1,430)
                                                                        ------------                            ----------
   Net interest income                                                     $155,173                              $159,861
                                                                        ============                            ==========
Net interest rate spread (fully-taxable equivalent)                                  3.22%                                   3.30%
Net interest margin (fully-taxable equivalent)                                       3.70%                                   3.78%

(1) Annualized.
(2) Loans and leases include loans held for sale.

TABLE 2 - Average Balances, Yields and Rates
(Dollars in thousands)

                                                                1999 Third Quarter                      1999 Second Quarter
                                                       ------------------------------------    ------------------------------------
                                                                                     Yield/                                 Yield/
                                                          Average Balance  Interest Rate(1)      Average Balance Interest   Rate(1)
                                                       ------------------------------------    ------------------------------------
Loans and leases (2):
  Residential real estate mortgages                         $ 2,535,350    $ 46,886  7.40%          $ 2,687,207  $ 49,778    7.41%
  Commercial real estate mortgages                            2,626,837      57,882  8.74%            2,517,706    55,123    8.78%
  Commercial loans and leases                                 1,862,931      40,058  8.53%            1,796,819    38,421    8.58%
  Consumer loans and leases                                   2,754,214      59,996  8.64%            2,683,791    58,311    8.71%
                                                       -----------------------------           ---------------------------
     Total loans and leases                                   9,779,332     204,822  8.31%            9,685,523   201,633    8.35%
Securities                                                    6,989,116     112,508  6.44%            6,257,096    95,808    6.12%
Federal funds sold and other short term investments              97,563       1,313  5.34%              208,006     2,542    4.90%
                                                       -----------------------------           ---------------------------
   Total earning assets                                      16,866,011     318,643  7.50%           16,150,625   299,983    7.45%
Nonearning assets                                             1,303,766 ------------                  1,266,088 ----------
                                                       -----------------                       -----------------
   Total assets                                             $18,169,777                             $17,416,713
                                                       =================                       =================
Interest-bearing deposits:
  Regular savings                                           $ 1,640,217       8,627  2.09%          $ 1,613,609     8,480    2.11%
  NOW and money market accounts                               3,607,758      25,277  2.78%          $ 3,545,448    24,057    2.72%
  Certificates of deposit                                     4,541,065      55,791  4.87%          $ 4,671,041    57,914    4.97%
  Brokered deposits                                             163,886       2,275  5.51%          $   201,244     2,811    5.60%
                                                       -----------------------------           ---------------------------
    Total interest-bearing deposits                           9,952,926      91,970  3.67%           10,031,342    93,262    3.73%
Borrowed funds                                                5,015,825      65,358  5.17%            4,148,710    52,208    5.05%
                                                       -----------------------------           ---------------------------
    Total interest-bearing liabilities                       14,968,751     157,328  4.17%           14,180,052   145,470    4.11%
Non-interest bearing deposits                                 1,810,848 ------------                  1,779,277 ----------
Other liabilities                                               101,867                                 126,708
Securities of subsidiary trusts                                  98,775                                  99,987
Shareholders' equity                                          1,189,536                               1,230,689
                                                       -----------------                       -----------------
   Total liabilities and shareholders' equity               $18,169,777                             $17,416,713
                                                       =================                       =================

Net earning assets                                          $ 1,897,260                             $ 1,970,573
                                                       =================                       =================

Net interest income (fully-taxable equivalent)                              161,315                               154,513
Less: fully-taxable equivalent adjustments                                   (1,315)                               (1,185)
                                                                        ------------                            ----------
   Net interest income                                                     $160,000                              $153,328
                                                                        ============                            ==========
Net interest rate spread (fully-taxable equivalent)                                  3.33%                                   3.34%
Net interest margin (fully-taxable equivalent)                                       3.79%                                   3.84%


(1) Annualized.
(2) Loans and leases include loans held for sale.

TABLE 2 - Average Balances, Yields and Rates
(Dollars in thousands)

                                                                 1999 First Quarter
                                                        ------------------------------------
                                                                                    Yield/
                                                          Average Balance  Interest Rate(1)
                                                        ------------------------------------
Loans and leases (2):
  Residential real estate mortgages                          $3,461,965     $64,656  7.47%
  Commercial real estate mortgages                            2,438,735      54,024  8.98%
  Commercial loans and leases                                 1,708,703      38,096  9.04%
  Consumer loans and leases                                   2,739,169      58,788  8.70%
                                                       -----------------------------
     Total loans and leases                                  10,348,572     215,564  8.45%
Securities                                                    4,730,964      71,543  6.05%
Federal funds sold and other short term investments             205,919       2,022  3.98%
                                                       -----------------------------
   Total earning assets                                      15,285,455     289,129  7.67%
Nonearning assets                                             1,233,435 ------------
                                                       -----------------
   Total assets                                             $16,518,890
                                                       =================

Interest-bearing deposits:
  Regular savings                                            $1,622,257       8,486  2.12%
  NOW and money market accounts                               3,482,796      23,549  2.74%
  Certificates of deposit                                     4,749,889      60,722  5.18%
  Brokered deposits                                             211,412       2,632  5.05%
                                                       -----------------------------
    Total interest-bearing deposits                          10,066,354      95,389  3.84%
Borrowed funds                                                3,301,978      41,677  5.12%
                                                       -----------------------------
    Total interest-bearing liabilities                       13,368,332     137,066  4.16%
Non-interest bearing deposits                                 1,731,140 ------------
Other liabilities                                                95,770
Securities of subsidiary trusts                                 118,000
Shareholders' equity                                          1,205,648
                                                       -----------------
   Total liabilities and shareholders' equity               $16,518,890
                                                       =================

Net earning assets                                           $1,917,123
                                                       =================

Net interest income (fully-taxable equivalent)                              152,063
Less: fully-taxable equivalent adjustments                                   (1,023)
                                                                        ------------
   Net interest income                                                     $151,040
                                                                        ============
Net interest rate spread (fully-taxable equivalent)                                  3.51%
Net interest margin (fully-taxable equivalent)                                       4.03%


(1) Annualized.
(2) Loans and leases include loans held for sale.

The following table presents certain information on a fully taxable equivalent basis regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume),
(2) changes in volume (change in volume multiplied by old rate) and (3) changes in rate/volume (change in rate multiplied by change in volume).


TABLE 3 -  RATE VOLUME ANALYSIS
(Dollars in thousands)

                                                                       Three Months Ended
                                                                    March 31, 2000 vs. 1999
                                                        -----------------------------------------------
                                                                   Increase (decrease) due to
                                                        -----------------------------------------------
                                                                                  Rate &        Total
                                                          Volume       Rate      Volume(1)      Change
                                                        -----------------------------------------------
Interest income:
Loans and leases                                        $ (6,122)    $     --     $  2,004     $ (4,118)
Securities                                                30,875        8,116        3,629       42,620
Federal funds sold and other short term investments       (1,256)         804         (479)        (931)
                                                        -----------------------------------------------
Total interest income                                     23,497        8,920        5,154       37,571
                                                        -----------------------------------------------
Interest expense:
Interest-bearing deposits
   Regular savings                                          (318)         (40)          48         (310)
   NOW and money market accounts                           1,069        2,771          312        4,152
   Certificates of deposit                                (3,153)      (1,417)         564       (4,006)
   Brokered deposits                                      (1,007)         799         (280)        (488)
                                                        -----------------------------------------------
Total interest-bearing deposits                           (3,409)       2,113          644         (652)

Borrowed funds                                            24,963        5,336        3,507       33,806
                                                        -----------------------------------------------
Total interest expense                                    21,554        7,449        4,151       33,154
                                                        -----------------------------------------------
Net interest income (fully taxable equivalent)          $  1,943     $  1,471     $  1,003      $ 4,417
                                                        ===============================================

(1) Includes changes in interest income and expense not due solely to volume or rate changes.

NONINTEREST INCOME

Noninterest income of $50.2 million during the first quarter of 2000 increased 16% from the first quarter of 1999. This increase was primarily due to customer service income (up $4.0 million or 27%), trust and investment advisory services income combined (up $1.2 million or 13%) and bank owned life insurance income (up $2.3 million or 79%.) These increases were partially offset by a $1.9 million decline in mortgage banking services income due primarily to lower levels of originations as a result of increased interest rates. Noninterest income for the quarter ended March 31, 2000 was 24% of total revenue compared to 22% for the quarter ended March 31, 1999.

Customer services income in the first quarter of 2000 increased 27% from the first quarter of 1999. The increase was primarily attributable to volume driven increases in checking account fees and ATM fees and the conversion of customers of SIS branches to the Company's deposit products.

Trust and investment advisory services income combined increased 13% from the first quarter of 1999 due to higher sales of retail investment products during the quarter. Assets under management were $7.4 billion and $7.1 billion at March 31, 2000 and 1999, respectively.

Bank-owned life insurance ("BOLI") income was $5.1 million for the first quarter of 2000, compared to $2.8 million for the same period in 1999. The increase includes a $1.2 million death benefit claim in February 2000 and higher average levels of BOLI in 2000. BOLI covers certain employees of the Company's bank subsidiaries. Most of the Company's BOLI is invested in the "general account" of quality insurance companies. The majority of such companies were rated AA- or better by Standard and Poors at March 31, 2000.

Mortgage banking services income of $3.7 million and $5.5 million provided 7% and 13% of non-interest income for the quarters ended March 31, 2000 and 1999, respectively. The 34% decrease from the same quarter of last year was due to a $4.1 million decrease in mortgage sales income resulting primarily from the discontinuance of the correspondent mortgage lending business in January 1999, which was partially offset by a $2.2 million increase in net servicing income. This improvement was due to a $1.6 million gain on the sale of mortgage servicing rights and lower valuation adjustments on the mortgage servicing rights and interest rate floors that hedge them. The amount of loans serviced for others was $4.0 billion and $5.3 billion at March 31, 2000 and 1999, respectively. See "Special Charges" in Table 5 for a discussion of the costs to discontinue the correspondent mortgage lending business. See Table 4 for a summary of mortgage banking services income by quarter for 2000 and 1999.

Capitalized mortgage servicing rights amounted to $44.8 million at March 31, 2000, compared to $52.7 million at December 31,1999. The decrease was due largely to the sale of mortgage servicing rights totaling $6.2 million in the first quarter of 2000. See Table 4 for details. Because mortgage servicing rights are an interest-rate sensitive asset, the value of the Company's mortgage servicing rights and the related mortgage banking services income may be adversely impacted if mortgage interest rates decline and actual or expected loan prepayments increase. To mitigate the prepayment risk associated with adverse changes in interest rates and the resultant impairment to capitalized mortgage servicing rights and effects on mortgage banking services income, the Company has established a hedge program against a portion of its capitalized mortgage servicing rights to help protect its value and mortgage banking services income. Notwithstanding the foregoing, there can be no assurance that significant declines in interest rates will not have a material impact on the Company's mortgage servicing rights and mortgage banking services income or that the hedge program will be successful in mitigating the effects of such a decline.

TABLE 4 - MORTGAGE BANKING SERVICES
(Dollars in thousands)

                                                                     At or for the Three Months Ended
                                                 03/31/2000      12/31/1999     09/30/1999       06/30/1999     03/31/1999
                                              ------------------------------------------------------------------------------
RESIDENTIAL MORTGAGES SERVICED FOR INVESTORS    $ 3,993,680     $ 4,540,948     $ 4,682,347     $ 4,840,625     $ 5,259,768
                                              ==============================================================================
MORTGAGE BANKING SERVICES INCOME:
Sales income:
Residential mortgage sales income               $       169     ($      386)    $     1,524     $     3,395     $     4,275

Lower of cost or market adjustment -
         loans held for sale                             30           1,028             731          (1,934)           --
                                              ------------------------------------------------------------------------------
         Total sales income                             199             642           2,255           1,461           4,275
                                              ------------------------------------------------------------------------------
Servicing income:
Residential mortgage servicing income, net            1,439           1,810           1,641           2,359           1,996

Change in impairment reserve                          1,005             485           1,343           2,597             875

Valuation adjustments - interest rate floor            (545)             78            (953)         (1,475)         (1,600)

Gain (loss) on sale of capitalized mortgage
         servicing rights                             1,559            (207)            (66)          2,924             (17)
                                              ------------------------------------------------------------------------------
         Total servicing income                       3,458           2,166           1,965           6,405           1,254
                                              ------------------------------------------------------------------------------

Total                                           $     3,657     $     2,808     $     4,220     $     7,866     $     5,529
                                              ==============================================================================
MORTGAGE SERVICING RIGHTS:

Balance at beginning of period                  $    52,724     $    54,132     $    53,352     $    50,924     $    45,409

Mortgage servicing rights capitalized
   and purchased                                        406           1,244           3,352           3,279           8,316

Amortization charged against
   mortgage servicing fee income                     (3,020)         (3,137)         (3,073)         (3,103)         (3,197)

Change in impairment reserve                          1,005             485           1,343           2,597             875

Mortgage servicing rights sold                       (6,335)           --              (842)           (345)           (479)
                                              ------------------------------------------------------------------------------
Balance at end of period                        $    44,780     $    52,724     $    54,132     $    53,352     $    50,924
                                              ==============================================================================

NON-INTEREST EXPENSE

Excluding special charges, amortization of intangibles and distribution on securities of subsidiary trusts, non-interest expense was $112.5 million and $106.2 million for the quarters ended March 31, 2000 and 1999, respectively, an increase of 5.9%. The efficiency ratio was 57.30% and 57.34% for the quarters ended March 31, 2000 and 1999, respectively, excluding special charges, distributions on securities of subsidiary trusts and net securities gains.

Salaries and benefits expense of $59.9 million for the quarter ended March 31, 2000 increased $2.9 million or 5.1% from the same quarter of last year. The increase was due to normal salary increases as well as increased cost of benefits.

Data processing expense of $8.8 million for the quarter ended March 31, 2000 decreased $1.3 million or 13% from the same quarter a year ago, mostly due to Year 2000 costs incurred in 1999.

Occupancy expense of $11.1 million increased $1.1 million from the first quarter of 1999 due primarily to increases in rent expense in the first quarter of 2000 and a $300 thousand gain on sale of property recorded in the first quarter of 1999.

Equipment expense increased $892 thousand from the first quarter of last year due to depreciation on new equipment.

Amortization of goodwill and other intangibles was $5.2 million for the quarters ended March 31, 2000, which was consistent with 1999.

Restructuring charges of $5.3 million pre-tax were incurred in the first quarter of 2000 related to the closing of 11 branches, redundant facilities and write-downs of auto lease residuals. Special charges of $31.8 million in the first quarter of 1999 included merger-related expenses of $24.4 million incurred in connection with recent acquisitions and $7.4 million related to the discontinuance of the Company's correspondent mortgage lending business. On an after-tax basis, special charges amounted to $3.6 million and $23.2 million for the three months ended March 31, 2000 and 1999, respectively.

The following table summarizes activity related to special charges recorded from December 31, 1999 through March 31, 2000.

TABLE 5 - SPECIAL CHARGES
(Dollars in thousands)

                                                                             Non-Cash
                                                      Amount                Reductions
                                           Balance  Included in     Cash    Applied to    Balance at
                                          12/31/99    Expense     Payments    Reserve     3/31/2000
                                          --------  -----------   --------  ----------    -----------
BRANCH CLOSINGS

Severance and salary costs                 $ --      $   68         $   --     $    --       $   68
Asset write-downs/lease terminations         --       1,259             --          --        1,259
Other costs                                  --         256             --          --          256
                                           ------    ------         ------      ------       ------
                                           $ --      $1,583         $   --      $   --       $1,583
                                           ======    ======         ======      ======       ======

OTHER SPECIAL CHARGES

Write-down of auto lease residuals         $ --      $2,500         $   --      $2,500       $   --
Facility write-downs - Evergreen merger      --       1,254             --       1,254           --
Balance forward from CFX/SIS mergers        1,628      --              547          --        1,081
                                           ------    ------         ------      ------       ------
                                           $1,628    $3,754         $  547      $3,754       $1,081
                                           ======    ======         ======      ======       ======


Other non-interest expenses for the first quarter of 2000 increased $2.7 million from the first quarter of 1999. The following table summarizes the principal components of other non-interest expenses by quarter.

TABLE 6 - OTHER NON-INTEREST EXPENSES
(Dollars in thousands)

                                     2000        1999        1999        1999         1999
                                    First       Fourth       Third      Second       First
                                   Quarter      Quarter     Quarter     Quarter     Quarter
                                  ------------------------------------------------------------
Advertising and marketing          $ 2,985     $ 3,774     $ 3,418     $ 3,498      $ 3,482
Telephone                            2,945       3,291       3,844       3,506        3,524
Office supplies                      2,166       2,232       2,232       2,664        2,208
Postage and freight                  2,470       2,254       2,185       2,218        2,640
Miscellaneous loan costs             2,203       1,108       2,420       2,180        2,194
Deposits and other assessments         961         957       1,219       1,033          962
Collection and carrying costs
    of non-performing assets           746         204         499         366          855
Other                               10,479      12,307       7,830      10,612        6,430
                                  ----------------------------------------------------------

TOTAL                              $24,955     $26,127     $23,647     $26,077      $22,295
                                  ==========================================================

TAXES

The effective tax rate, excluding the effect of special charges, was 33% for each of the quarters ended March 31, 2000 and 1999.

OTHER COMPREHENSIVE INCOME

FASB Statement No. 130 requires disclosure of "Other comprehensive income." Unlike net income, "other comprehensive income" includes the after-tax change in unrealized gains and losses on securities. As a result of an increase in interest rates during the first quarter of 2000, the unrealized loss on the Company's securities portfolio increased $16.6 million, net of taxes and gains and losses realized on sales of securities. At March 31, 2000, the net unrealized loss of $218.9 million, before related tax effect, represented 3.6% of securities available for sale. The Company attempts to balance the interest rate risk of its assets with its liabilities (see "Asset-Liability Management"). However, the change in value of its liabilities, which tends to improve in rising interest rate environments, is not included in "other comprehensive income."


FINANCIAL CONDITION

LOANS AND LEASES

Total loans and leases (including loans held for sale) averaged $10.1 billion during the first quarter of 2000, a decrease of $286 million or 2.8% from the first quarter of 1999. The decrease was primarily in residential real estate mortgages. Loans as a percent of average earning assets were 59% at March 31, 2000 compared to 68% at March 31, 1999.

Average residential real estate loans (which includes mortgage loans held for sale) of $2.3 billion during the first quarter of 2000 declined $1.1 billion from the first quarter of last year. The decline was primarily attributable to the $633 million securitization of single-family residential real estate loans into a REMIC in April 1999, which is classified as securities held to maturity, as well as to decreased originations resulting from the discontinuance of the Company's correspondent mortgage business. Mortgage loans held for sale amounted to $28 million and $329 million at March 31, 2000 and 1999, respectively, and $82 million at December 31, 1999. The decline in loans held for sale was due primarily to the discontinuance of the correspondent mortgage business in the first quarter of 1999 and the retention of a portion of residential real estate loan originations in portfolio.


Average commercial real estate loans of $2.7 billion increased 12% from the first quarter of last year. The average yield on commercial real estate loans during the first quarter of 2000 was 8.94%, as compared to 8.98% in the first quarter of 1999.

Commercial loans and leases averaged $2.0 billion during the first quarter of 2000, an increase of 14% over the first quarter of 1999. The yield on commercial loans and leases decreased to 8.86% in the first quarter of 2000 from 9.04% in the first quarter of 1999.

Average consumer loans and leases of $3.0 billion during the first quarter of 2000 increased 11% from the first quarter of 1999. The increase was primarily in indirect automobile, student and home equity loans. The average yield on consumer loans and leases declined from 8.70% in the first quarter of 1999 to 8.50% in the first quarter of 2000.

SECURITIES AND OTHER EARNING ASSETS

The Company's securities portfolio averaged $6.8 billion during the first quarter of 2000, as compared to $4.7 billion in the first quarter of 1999, and consisted primarily of mortgage-backed securities, most of which are seasoned 15 year federal agency securities and U.S. Treasury securities. Other securities consisted of collateralized mortgage obligations, which include securitized residential real estate loans held in a REMIC, and other asset-backed securities. With the exception of such securitized loans, which are classified as held to maturity and carried at cost, all of the Company's securities are classified as available for sale and carried at market value. The majority of securities available for sale are rated AAA or equivalently rated. A significant portion of the increase in securities was to replace the decline in residential real estate loans. The average yield on securities was 6.74% and 6.05% for the quarters ended March 31, 2000 and 1999, respectively. The increased yield was due in part to the addition of the REMIC securities which had a weighted average yield of 7.60% during the three months ended March 31, 2000. Securities available for sale are carried at fair value and had an after-tax unrealized loss of $142.0 million and $125.4 million at March 31, 2000 and December 31, 1999, respectively. The unrealized loss was 3.6% of total securities available for sale at March 31, 2000.

ASSET QUALITY

As shown in Table 7, nonperforming assets were $67.4 million at March 31, 2000, or 0.37% of total assets, compared to $81.8 million or 0.48% of total assets at March 31, 1999. The decline was attributable to declines in nonperforming residential and commercial real estate loans as well as consumer loans. The Company continues to monitor asset quality with regular reviews of its portfolio in accordance with its lending and credit policies.

The Company's residential loan portfolio accounted for 23% of the total loan portfolio at March 31, 2000 and December 31, 1999. The Company's residential loans are generally secured by single-family homes (one to four units) and have a maximum loan to value ratio of 80%, unless they are protected by mortgage insurance. At March 31, 2000, 0.61% of the Company's residential loans were nonperforming, as compared with 0.76% at December 31, 1999 and 0.56% at March 31, 1999.

The Company's commercial real estate loan portfolio accounted for 27% of the total loan portfolio at March 31, 2000 and December 31, 1999. Commercial real estate loans consist primarily of loans secured by income-producing commercial real estate (including office and industrial buildings), service industries real estate (including hotels and health care facilities), multi-family (over four units) residential properties and retail trade real estate (including food stores). These loans generally are secured by properties located in the New England states and New York, particularly Maine, Massachusetts and New Hampshire. The Company generally does not emphasize the purchase of participations in syndicated commercial real estate loans. At March 31, 2000, the Company had $100 million of participations in syndicated commercial real estate loans and commitments to purchase an additional $215 million of such participations. At March 31, 2000, 0.60% of the Company's commercial real estate loans were nonperforming, as compared with 0.66% at December 31, 1999 and 1.00% at March 31, 1999.

The Company's commercial business loan and lease portfolio accounted for 19% of the total loan portfolio at March 31, 2000 and December 31, 1999. Commercial business loans and leases are not concentrated in any particular industry, but reflect the broad-based economies of Maine, New Hampshire, Massachusetts and, to a lesser extent,Vermont, New York and Connecticut. The Company's commercial business loans and leases are generally to small and medium size businesses located within its geographic market area. At March 31, 2000, 0.97% of the Company's commercial business loans and leases were non-performing, as compared with 0.89% at December 31, 1999 and 1.08% at March 31, 1999.

The Company's consumer loan and lease portfolio accounted for 30% of the total loan portfolio at March 31, 2000 and December 31, 1999. The Company has a diversified consumer loan and lease portfolio consisting of home equity, automobile, mobile home, boat and recreational vehicles and education loans. At March 31, 2000, 0.16% of the Company's consumer loans and leases were nonperforming, as compared with 0.20% at December 31, 1999 and 0.31% at March 31, 1999.

At March 31, 2000, the Company had $7.9 million of accruing loans which were 90 days or more delinquent, as compared to $12.1 million of such loans at December 31, 1999. The decrease was primarily attributable to a decrease in residential real estate loans over 90 days delinquent, which the Company believes are well secured and in the process of collection.

TABLE 7 - NONPERFORMING ASSETS
(Dollars in thousands)

                                                           3/31/2000   12/31/1999   9/30/1999  6/30/1999  3/31/1999
                                                          -----------------------------------------------------------
Residential real estate loans:
Nonaccrual loans                                             $14,204      $17,283    $16,978     $17,729     $16,412
Troubled debt restructurings                                      27           28         30          30          31
                                                          -----------------------------------------------------------
    Total                                                     14,231       17,311     17,008      17,759      16,443

Commercial real estate loans:
Nonaccrual loans                                              15,621       16,754     16,536      21,605      23,415
Troubled debt restructurings                                     961        1,002      1,282       1,391       1,110
                                                          -----------------------------------------------------------
    Total                                                     16,582       17,756     17,818      22,996      24,525
                                                          -----------------------------------------------------------
Commercial business loans and leases:
Nonaccrual loans                                              19,818       17,027     20,440      22,944      18,827
Troubled debt restructurings                                      39           82         83          80          40
                                                          -----------------------------------------------------------
   Total                                                      19,857       17,109     20,523      23,024      18,867
                                                          -----------------------------------------------------------
Consumer loans and leases:
Nonaccrual loans                                               4,861        5,951      6,446       6,199       8,465
Troubled debt restructurings                                       -            -          -           5           5
                                                          -----------------------------------------------------------
   Total                                                       4,861        5,951      6,446       6,204       8,470

Total nonperforming loans:
Nonaccrual loans                                              54,504       57,015     60,400      68,477      67,119
Troubled debt restructurings                                   1,027        1,112      1,395       1,506       1,186
                                                          -----------------------------------------------------------
   Total                                                      55,531       58,127     61,795      69,983      68,305
                                                          -----------------------------------------------------------
Other nonperforming assets:
Other real estate owned, net of related reserves               9,027        8,154      8,042       7,903       9,058
Repossessions, net of related reserves                         2,792        2,911      2,773       3,411       4,457
                                                          -----------------------------------------------------------
Total other nonperforming assets                              11,819       11,065     10,815      11,314      13,515
                                                          -----------------------------------------------------------

Total nonperforming assets                                   $67,350      $69,192    $72,610     $81,297     $81,820
                                                          ===========================================================

Accruing loans which are 90 days overdue                     $ 7,914      $12,131    $15,561     $19,342     $26,908
                                                          ===========================================================

Total nonperforming loans as a percentage of total loans (1)   0.54%        0.59%      0.64%       0.74%       0.69%
Total nonperforming assets as a percentage of total assets     0.37%        0.37%      0.40%       0.45%       0.48%
Total nonperforming assets as a percentage of  total loans
   and leases (1) and total other nonperforming assets         0.66%        0.70%      0.75%       0.85%       0.83%



(1) Total loans and leases are exclusive of loans held for sale.

PROVISION/ALLOWANCE FOR LOAN LOSSES

The Company provided $5.1 million for loan and lease losses in the first quarter of 2000, compared to $5.6 million in the first quarter of 1999. As shown in Table 8, net charge-offs for the first quarter of 2000 were $5.0 million, or 0.20% of average loans outstanding, compared to $4.4 million, or 0.17% of average loans outstanding, for the first quarter of 1999.

At March 31, 2000, the allowance for loan and lease losses amounted to $155.1 million or 1.52% of total portfolio loans and leases, as compared to $156.2 million or 1.58% at March 31, 1999. The ratio of the allowance for loan and lease losses to nonperforming loans was 279% at March 31, 2000 and 229% at March 31, 1999. Management considers the allowance appropriate and adequate to cover potential losses inherent in the loan portfolio based on the current economic environment.

Provisions for loan losses are attributable to management's ongoing evaluation of the adequacy of the allowance for loan and lease losses, which includes, among other procedures, consideration of the character and size of the loan and lease portfolio, such as internal risk ratings and credit concentrations, trends in nonperforming loans, delinquent loans and net charge-offs, the volume of new loan originations and other asset quality factors. Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Company will not have to change its provisions for loan and lease losses in subsequent periods. Changing economic and business conditions in the Company's market areas, particularly northern New England, fluctuations in local markets for real estate, future changes in nonperforming asset trends, large movements in market-based interest rates or other reasons could affect the Company's future provisions for loan and lease losses.

TABLE 8 - ALLOWANCE FOR LOAN AND LEASE LOSSES
(Dollars in thousands)

                                                      2000 First      1999 Fourth   1999 Third   1999 Second  1999 First
                                                        Quarter         Quarter       Quarter      Quarter      Quarter
                                                    -----------------------------------------------------------------------
Average loans and leases outstanding
   during the period (1)                              $10,057,201      $9,826,432   $9,779,332   $9,685,523    $10,348,572
                                                    =======================================================================

Allowance at beginning of period                      $   155,048      $  156,953   $  157,774   $  156,231    $   155,098

Charge-offs:
Real estate mortgages                                       1,425           2,609        2,868        2,516            705
Commercial business loans and leases                          759           1,949        1,457          513          1,206
Consumer loans and leases                                   5,956           5,678        5,434        5,539          5,560
                                                    -----------------------------------------------------------------------
  Total loans charged off                                   8,140          10,236        9,759        8,568          7,471
                                                    -----------------------------------------------------------------------

Recoveries:
Real estate mortgages                                         983             212          529        1,692            720
Commercial business loans and leases                          667             600          826          872            890
Consumer loans and leases                                   1,452           1,514        1,418        1,707          1,429
                                                    -----------------------------------------------------------------------
  Total loans recovered                                     3,102           2,326        2,773        4,271          3,039
                                                    -----------------------------------------------------------------------
Net charge-offs                                             5,038           7,910        6,986        4,297          4,432

Additions charged to operating expenses                     5,068           6,005        6,165        5,840          5,565
                                                    -----------------------------------------------------------------------
Allowance at end of period                            $   155,078      $  155,048   $  156,953   $  157,774    $   156,231
                                                    =======================================================================


Ratio of net charge-offs to average loans and
   leases outstanding during the period, annualized (1)     0.20%           0.32%        0.28%        0.18%          0.17%
Ratio of allowance to total loans and leases
   at end of period (2)                                     1.52%           1.57%        1.63%        1.66%          1.58%
Ratio of allowance to nonperforming loans
   at end of period                                          279%            267%         254%         225%           229%
Ratio of net charge-offs as a percent of
    average outstanding loans, annualized (1):
             Real estate mortgages                         0.035%          0.188%       0.180%       0.063%        -0.001%
             Commercial business loans and leases          0.019%          0.287%       0.134%      -0.080%         0.075%
             Consumer loans and leases                     0.597%          0.568%       0.578%       0.573%         0.612%


(1) Average loans and leases include portfolio loans and loans held for sale.
(2) Total loans and leases are exclusive of loans held for sale.

DEPOSITS

Average deposits of $11.6 billion during the first quarter of 2000 decreased $160 million from the first quarter of 1999. Excluding brokered deposits, average total deposits decreased $81 million compared to the first quarter of 1999. The ratio of portfolio loans to retail deposits was 87% and 85% at March 31, 2000 and December 31, 1999, respectively.

Average non-interest bearing deposit accounts of $1.8 billion during the first quarter of 2000 increased $68.0 million or 4% from the first quarter of 1999. The increase in these non-interest bearing deposits reflects the Company's marketing of these accounts.

Average interest-bearing deposit accounts, excluding brokered deposits, of $9.7 billion during the first quarter of 2000 decreased $149 million from the first quarter of 1999, primarily due to declines in certificates of deposit. The average rates paid on all interest-bearing deposits increased from 3.84% in the first quarter of 1999 to 3.87% in the first quarter of 2000.

OTHER FUNDING SOURCES

The Company's primary source of funding, other than deposits, are securities sold under repurchase agreements and advances from the Federal Home Loan Bank of Boston ("FHLB"). Average borrowed funds for the first quarter of 2000 were $5.3 billion, an increase of $2.0 billion from the first quarter of 1999. The increase in borrowings generally was utilized to fund asset growth.

Average FHLB borrowings for the first quarter of 2000 were $3.9 billion, which increased $1.5 billion or 61% from the first quarter of 1999 in order to fund the growth in earning assets. FHLB collateral consists primarily of first mortgage loans secured by 1 - 4 family properties, certain unencumbered securities and other qualified assets. At March 31, 2000, the Company's FHLB borrowings amounted to $4.0 billion and its additional borrowing capacity from the FHLB was $1.1 billion.

Average balances for securities sold under repurchase agreements were $1.2 billion and $788 million for the quarters ended March 31, 2000 and 1999, respectively, an increase of $435 million. These borrowings, with a cost of 5.99% for the quarter ended March 31, 2000, are secured by mortgage-backed securities and U.S. Government obligations.


RISK MANAGEMENT

The primary goal of the Company's risk management program is to determine how certain existing or emerging issues facing the Company or the financial services industry affect the nature and extent of the risks faced by the Company. Based on a periodic self-evaluation, the Company determines key issues and develops plans and/or objectives to address risk. The Board of Directors (the "Board") and management believe that there are seven applicable "risk categories," consisting of credit risk, interest rate risk, liquidity risk, transaction risk, compliance risk, strategic risk and reputation risk. Each risk category is viewed from a quantity of risk perspective (high, medium or low) coupled with a quality of risk perspective. In addition, an aggregate level of risk is assigned to the Company as a whole as well as the direction of risk (stable, increasing or decreasing). Each risk category and the overall risk level is compared to regulatory views on a regular basis and then reported to the Board with an accompanying explanation as to the existence of any differences. The risk program includes risk identification, risk measurement, risk control and risk monitoring.

The Board has established the overall strategic direction of the Company. It approves the overall risk policies of the Company and oversees the overall risk management process for the Company. The Board has delegated authority to three Board Committees, consisting of Audit, Board Risk Management and Asset Review Committees, and has charged each Committee with overseeing key risks. The executive risk management committee, which reports to the Board, evaluates the seven key risk areas of the Company and makes recommendations to the Board Risk Management Committee.

ASSET-LIABILITY MANAGEMENT

The goal of asset-liability management is the prudent control of market risk, liquidity and capital. Asset-liability management is governed by policies reviewed and approved annually by the Company's Board of Directors (the "Board") and monitored periodically by a committee of the Board. The Board delegates responsibility for asset-liability management to the Asset Liability Management Committee ("ALCO"), which is comprised of members of senior management who set strategic directives that guide the day-to-day asset-liability management activities of the Company. The ALCO also reviews and approves all major risk, liquidity and capital management programs.

Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices and other market-driven rates or prices. The Company has no trading operations and thus is only exposed to non-trading market risk.

Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-credit risk to which the Company in exposed. Interest-rate risk is the sensitivity of income to changes in interest rates. Changes in interest rates, as well as fluctuations in the level and duration of assets, affect net interest income, the Company's primary source of revenue. This risk arises directly from the Company's core banking activities - lending, deposit gathering and loan servicing. In addition to directly impacting net interest income, changes in the level of interest rates can also affect (i) the amount of loans originated and sold by the institution, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans, (iv) the rate of amortization of capitalized mortgage servicing rights and premiums paid on securities, (v) the amount of unrealized gains and losses on securities available for sale and (vi) the value of an institution's investment securities and mortgage loans and the resultant ability to realize gains on the sale of such assets.

The primary objective of interest-rate risk management is to control the Company's exposure to interest-rate risk both within limits approved by the Board of Directors and guidelines established by the ALCO. These limits and guidelines reflect the Company's tolerance for interest-rate risk over both short-term and long-term horizons. The Company attempts to control interest-rate risk by identifying, quantifying and, where appropriate, hedging its exposure.

The Company quantifies and measures interest-rate exposure using a model to dynamically simulate net interest income under various interest rate scenarios over a 12 month period. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps." Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, increases or decreases of product balances and the behavior of the Company's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans, mortgage-backed securities and mortgage servicing rights). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of the Company's assets and liabilities.

To cope with these uncertainties, management gives careful attention to its assumptions. For example, many of the Company's interest-bearing deposit products (e.g. interest checking, savings and money market deposits) have no contractual maturity and based on historical experience have only a limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions regarding rate changes are built into the model. In the case of prepayment of mortgage assets, assumptions are derived from published dealer median prepayment estimates for comparable mortgage loans.

The Company manages the interest-rate risk inherent in its core banking operations primarily using on-balance sheet instruments that sometimes contain embedded options, mainly fixed-rate portfolio securities and borrowed fund maturities. When appropriate, the Company will utilize off-balance sheet interest rate instruments such as interest-rate swaps, interest rate floors and interest rate corridor agreements, among other instruments. The Company manages the interest-rate risk inherent in its core banking operations primarily using on-balance sheet instruments that sometimes contain embedded options, mainly fixed-rate portfolio securities and borrowed fund maturities. When appropriate, the Company will utilize off-balance sheet interest rate instruments such as interest-rate swaps, interest rate floors and interest rate corridor agreements, among other instruments. At March 31, 2000, the Company had interest rate floor agreements in the notional amount of $345 million, of which $200 million were used to hedge mortgage servicing rights, as discussed below, and $145 million were purchased to hedge variable rate loans. These floors will mature no later than June 2001 and may expire worthless as their strike prices are currently well below market prices. At March 31, 2000, the Company also had $50 million notional amount of interest rate swaps that mature in January 2001, pursuant to which the Company pays a fixed rate of 4.99% and receives a floating rate equal to 3-month LIBOR. At March 31, 2000, the Company also had $50 million notional amount of interest rate corridor agreements that mature in December 2003, which benefit the Company when the 3-month LIBOR is over 6%.

The Company's policy on interest-rate risk simulation specifies that if interest rates were to immediately shift up or down 200 basis points, estimated net interest income for the subsequent 12 months should decline by less than 10%. The Company was in compliance with this limit at March 31, 2000. The Company also monitors gradual changes in market interest rates which it believes better represents its exposure to net interest income. During the second quarter of 2000, the Company adopted a new policy whereby the interest -rate simulation specifies that if interest rates were to shift gradually up or down 200 basis points, estimated net interest income for the subsequent 12 months should decline by less than 5%. The following table reflects the estimated percentage exposure of the Company's net interest income for the 12 months following the date indicated assuming a gradual shift in market interest rates of 100 and 200 basis points, respectively.

                  200 Basis Point   100 Basis Point    100 Basis Point    200 Basis Point
                   Rate Decrease     Rate Decrease       Rate Increase     Rate Increase
                  ---------------   ---------------    ---------------    ---------------
March 31, 2000         0.98%             1.54%             (2.18%)           (3.77%)
                       ====              ====              =====             =====


The results implied in the above table indicate estimated changes in simulated net interest income for the subsequent 12 months assuming a gradual shift up or down in market rates of 100 and 200 basis points across the entire yield curve. Assuming a downward shift in rates, savings, money market and NOW accounts have implied interest rate floors and it is assumed that the related interest expense on these accounts will not decrease in proportion to the downward shift in rates. Assuming an upward shift in rates of 200 basis points, the simulated increase in interest income would be less than the simulated increase in interest expense as the Company's fixed-rate earning assets exceed its fixed-cost paying liabilities. It should be emphasized, however, that the results are dependent on material assumptions such as those discussed above.

The Company uses interest rate floors, U.S. Treasury debt instruments and principal only strips to mitigate the prepayment risk associated with mortgage servicing rights (see "Non-Interest Income" for further details). At March 31, 2000, the Company had $200 million notional amount in interest rate floors, $20 million in U.S. Treasury bonds and $20 million in principal only strips. The U.S. Treasury Bonds, noted in the carrying value of mortgage servicing rights table below, were sold in April 2000 as the amount of the hedge was decreased. For mortgage servicing rights, the adverse impact of current movements in interest rates on expected future cash flows must be recognized immediately through an adjustment to their carrying value. If interest rates decline, estimated future fee income from mortgage servicing rights is reduced because of an expected increase in mortgage prepayments.

The following table sets forth the net exposure at March 31, 2000 of the economic value of mortgage servicing rights and identified hedging instruments, assuming an immediate shift by the indicated amount in market interest rates.


                                    200 Basis Point    100 Basis Point      100 Basis Point    200 Basis Point
                                     Rate Decrease      Rate Decrease        Rate Increase      Rate Increase
                                  ------------------------------------------------------------------------------
                                                             (Dollars in thousands)
   Mortgage servicing rights          ($21,200)           ($9,100)               $6,700          $12,100
   Interest rate floors                  5,800              1,600                  (400)            (600)
   U.S. Treasury bonds                   6,055              2,647                (2,145)          (3,979)
   Principal only strips                 5,049              2,000                (1,600)          (1,989)

                                  -----------------------------------------------------------------------
   Net exposure                        ($4,296)           ($2,853)               $2,555           $5,532
                                  =======================================================================


The foregoing estimates of the effects of specified changes in interest rates on the Company's net interest income and the carrying value of its mortgage servicing rights are based on various assumptions, as discussed above, which approximate actual experience and which management of the Company considers to be reasonable. The effects of changes in interest rates on the Company could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

The most significant factors affecting market risk exposure of net interest income in the past 12 months has been (i) the increase in interest rates, (ii) changes in the yield curve for U.S. Government securities, (iii) changes in the composition of mortgage assets (iv) increases in adjustable rate borrowings with embedded interest rate caps and (v) the increase and diversification of assets and off-balance sheet interest-rate instruments used to hedge mortgage servicing rights.

The Company's earnings are not directly and materially impacted by movements in foreign currency rate or commodity prices. Virtually all transactions are denominated in the U.S. dollar. Movements in equity prices may have an indirect but modest impact on earnings by affecting the volume of activity or the amount of fees from investment-related businesses.


LIQUIDITY

PARENT COMPANY

On a parent-only basis at March 31,2000, the Company's commitments or debt service requirements consisted primarily of junior subordinated debentures issued to subsidiaries, Peoples Heritage Capital Trust I and Banknorth Capital Trust I, in connection with the issuance of 9.06% Capital Securities due 2027 and 10.52% Capital Securities due 2027, respectively. The principal sources of funds for the Company to meet parent-only obligations are dividends from its banking subsidiaries, which are subject to regulatory limitations. Other potential sources include public and private borrowings.

BANKING SUBSIDIARIES

For banking subsidiaries of the Company, liquidity represents the ability to fund asset growth and accommodate deposit or withdrawals. Liquidity risk is the danger that the banks cannot meet anticipated or unexpected funding requirements or can meet them only at excessive cost. Liquidity is measured by the ability to raise cash when needed at a reasonable cost. Many factors affect a bank's ability to meet liquidity needs, including variations in the markets served, its asset-liability mix, its reputation and credit standing in the market and general economic conditions.

In addition to traditional retail deposits, the banks have various other liquidity sources, including proceeds from maturing securities and loans, the sale of securities, asset securitizations and borrowed funds such as FHLB advances, reverse repurchase agreements and brokered deposits

The Company continually monitors and forecasts its liquidity position. There are several interdependent methods used by the Company for this purpose, including daily review of fed funds positions, monthly review of balance sheet changes, monthly review of liquidity ratios, periodic liquidity forecasts and periodic review of contingent funding plans.

As of March 31, 2000 the banks had in the aggregate $2.1 billion of "immediately accessible liquidity" defined as cash that could be raised within 1-3 days through collateralized borrowings or security sales. This represents 18% of deposits or 12% of assets. The Company's current policy minimum is 10% of deposits.

Also as of March 31, 2000 the banks had in the aggregate "potentially volatile funds" of $1.2 billion. These are funds that might flow out of the banks over a 90-day period in an adverse environment. Management estimates this figure by applying adverse probabilities to its various credit-sensitive and economically-sensitive funding sources.

As of March 31, 2000, the ratio of "immediately accessible liquidity" to "potentially volatile funds" was 172%, versus a policy minimum of 100%.

In addition to the liquidity sources discussed above, management believes that its consumer loan portfolios provide a significant amount of contingent liquidity that could be accessed in a reasonable time period through sale or securitization. The banks also have significant untapped access to the national brokered deposit market. Both of these sources are contemplated as secondary liquidity in the Company's contingent funding plan. Management believes that the level of liquidity is sufficient to meet current and future funding requirements.

CAPITAL

At March 31, 2000, shareholders' equity amounted to $1.2 billion. In addition, through subsidiary trusts, the Company had outstanding at such date $98.8 million of Capital Securities which qualify as Tier 1 Capital. The Company paid a $0.125 per share dividend on its Common Stock during the first quarter of 2000. In July 1999, the Company authorized a 4,000,000 share repurchase program. As of March 31, 2000, the Company completed this repurchase program at a total cost of $66.1 million, having repurchased 912,500 shares for $12.3 million, or an average price of $13.53 per share, in the first quarter of 2000.

Capital guidelines issued by the Federal Reserve Board require the Company to maintain certain ratios, set forth in Table 9. As indicated in such table, the Company's regulatory capital currently substantially exceeds all applicable requirements.


TABLE 9 - REGULATORY CAPITAL REQUIREMENTS
(Dollars in thousands)                                                         For Capital Adequacy
                                                             Actual                  Purposes                   Excess
                                                      --------------------      -----------------         ------------------
                                                      Amount         Ratio      Amount      Ratio         Amount       Ratio
                                                      ------         -----      ------      -----         ------       -----
As of  March 31, 2000:

Total capital (to risk weighted assets)            $1,402,414        11.94%     939,998      8.00%      $ 462,416      3.94%
Tier 1 capital (to risk weighted assets)            1,255,439        10.68%     469,999      4.00%        785,440      6.68%
Tier 1 leverage capital ratio (to average assets)   1,255,439         6.90%     727,761      4.00%        527,678      2.90%

As of December 31, 1999:

Total capital (to risk weighted assets)             1,376,171        12.02%     916,232      8.00%        459,939      4.02%
Tier 1 capital (to risk weighted assets)            1,232,863        10.76%     458,115      4.00%        774,748      6.76%
Tier 1 leverage capital (to average assets)         1,232,863         6.75%     730,693      4.00%        502,170      2.75%


Net risk weighted assets were $11.7 billion and $11.5 billion at March 31, 2000 and December 31, 1999, respectively.

The Company's banking subsidiaries are also subject to federal regulatory capital requirements. At March 31, 2000, each of the Company's banking subsidiaries was deemed to be "well capitalized" under the regulations of the applicable federal banking agency and in compliance with applicable capital requirements.



IMPACT OF THE YEAR 2000

The Company has not experienced any significant disruptions to its financial or operating activities caused by a failure of its computerized systems resulting from Year 2000 issues. Year 2000 expenses incurred in 1999 were funded out of the Company's operating cash flow.

COMPLETED ACQUISITION

On May 10, 2000, the Company completed the acquisition of Banknorth Group, Inc., which was effected by means of the merger of Banknorth Group, Inc. with and into the Company. The Company changed its name to "Banknorth Group, Inc." as a result of the merger. As a result of the merger and the change in the name of the Company, the Company's symbol on the Nasdaq stock market is now BKNG. Upon consummation of the merger, each share of Banknorth common stock outstanding was automatically converted into the right to receive 1.825 shares of Company Common Stock, including each attached right issued pursuant to the Company's shareholder rights plan, with cash in lieu of fractional share interests.


IMPACT OF NEW ACCOUNTING STANDARDS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which sets accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This Statement currently is scheduled to be effective for the Company for years beginning January 1, 2001 and is not expected to have a significant impact on the Company's financial condition or results of operations.


FORWARD LOOKING STATEMENTS

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue" or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations.

affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.



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